Exhibit 10.3

EXECUTION COPY

SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT, dated as of June 27, 2018 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among PEAK6 STRATEGIC CAPITAL LLC, INTERSECTIONS INC. and LOEB HOLDING CORPORATION. The parties hereto hereby agree as follows:

ARTICLE I:  DEFINITIONS

Section 1.1          Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Bankruptcy Laws” shall mean the Bankruptcy Code, and all other applicable federal, state, provincial or foreign liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief law affecting creditors’ rights generally, as amended and in effect from time to time.

“Borrower” means Intersections Inc. together with any permitted successors and assigns.

“Distribution” shall mean, with respect to any indebtedness, obligation or security, (a) any payment or distribution by any Person of cash, securities or other property (including, without limitation, any payment in the form of a deferred purchase price, earn-out or other contingent obligation), by set-off or otherwise, on account of such indebtedness, obligation or security or (b) any redemption, purchase or other acquisition of such indebtedness, obligation or security by any Person, whether voluntary or involuntary.

“Enforcement Action” has the meaning assigned to such term in Section 4.1.

“Guarantor” means any guarantor of the Senior Obligations together with any successors and assigns.

“Insolvency Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, interim-receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person, whether initiated under the Bankruptcy Code or any other Bankruptcy Laws.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, title retention, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Maximum Aggregate Principal Amount of Senior Obligations” shall mean the sum of (a) the principal amount outstanding under the Senior Credit Documents on the date hereof (after giving effect to any prepayments on the date hereof made with the proceeds of the Subordinated Obligations), plus (b) any amount that is used solely to cure a Default or Event of Default under the Senior Credit Documents, plus (c) during an Insolvency Proceeding, an additional 10% of the amount set forth in clause (a) reduced by the amount of any repayments under the Senior Credit Agreement from the date hereof to the beginning of such Insolvency Proceeding.

“Obligor” means either the Borrower or the Guarantor, as the context requires.

“Paid in Full” or “Payment in Full” means, as of any date of determination with respect to the Senior Obligations, that (a) all of the Senior Obligations (except as set forth in clause (c) below and other than contingent indemnification obligations with respect to which a claim has not been asserted) has been paid in full in cash, (b) all commitments to extend credit under the Senior Credit Agreement have expired or terminated and no Person has any further right to obtain any loans or other extensions of credit under the Senior Credit Documents, and (c) any costs, expenses and contingent indemnification obligations which are not yet due and payable but with respect to which a claim has been or may reasonably be expected to be asserted by Senior Creditor, are backed by standby letters of credit (issued by a bank, and in form and substance, reasonably acceptable to Senior Creditor) or cash collateralized, in each case in an amount reasonably estimated by Senior Creditor to be the amount of costs, expenses and contingent indemnification obligations that may become due and payable.

“Permitted Subordinated Debt Payments” means receipt by a Subordinated Creditor of (i) equity securities (including, without any limitation, any warrant or option to acquire equity securities) upon conversion or exchange of Subordinated Obligations in a Qualified Financing as defined by the relevant Subordinated Credit Document, (ii) indebtedness (including, without limitation,  any indebtedness issued upon conversion or exchange in a Qualified Financing) which, by its terms or pursuant to a subordination agreement, is subordinated to payment of the Senior Obligations as set forth in the proviso below (including any such subordinated indebtedness received by Subordinated Creditor pursuant to any bankruptcy, reorganization plan or other Insolvency Proceeding) or (iii) equity securities of the Borrower or any Guarantor (including any such equity securities received by Subordinated Creditor pursuant to any bankruptcy, reorganization plan or other Insolvency Proceeding); provided that, notwithstanding the foregoing, (x) no equity security or indebtedness described above shall constitute a Permitted Subordinated Debt Payment unless such equity security or indebtedness (a) is subordinated in right of payment to the Senior Obligations (or any debt or equity securities issued in substitution of all or any portion of the Senior Obligations) to at least the same extent as the Subordinated Obligations are subordinated to the Senior Obligations pursuant to this Agreement and with respect to which Senior Creditor and Subordinated Creditor shall have entered into such supplements to or modifications to this Agreement or any other agreement as Senior Creditor may reasonably request to reflect the subordination of such equity security or indebtedness to the Senior Obligations (or any debt or equity securities issued in substitution of all or a portion thereof) at least to the same extent as provided in this Agreement, (b) does not have the benefit of any obligation of any Person (whether as issuer, guarantor or otherwise) unless the Senior Obligations have at least the same benefit of the obligation of such Person (with the obligations of such Person to Subordinated Creditor to be subordinated to such Person’s obligations to Senior Creditor to at least the same extent as the Subordinated Obligations are subordinated to the Senior Obligations pursuant to the terms of this Agreement), (c) is unsecured and (d) does not have any terms, and are not subject to or entitled to the benefit of any agreement or instrument that has terms, that are more burdensome to the issuer of or other obligor on such debt or equity securities than are the terms of the Senior Credit Documents, unless the Senior Obligations are amended to have the same benefit, and (y) for the avoidance of doubt, in no event shall any cash paid or payable by any Obligor in respect of or in connection with any such equity security or indebtedness  constitute a Permitted Subordinated Debt Payment.

“Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Senior Credit Agreement” means the Credit Agreement, dated as of April 20, 2017 (as amended, restated, supplemented or otherwise modified from time to time) among the Borrower, certain other parties thereto and Peak6 Investments, L.P.

“Senior Credit Documents” means the Senior Credit Agreement, any Note, this Agreement, any guaranty, any Security Agreements and any other documents delivered to the Senior Creditor by any Obligor evidencing, guarantying or securing or otherwise relating to the Senior Obligations, all as defined in (other than the definition of Obligor), and pursuant to, the Senior Credit Agreement.

“Senior Creditor” means Peak6 Strategic Capital LLC.

“Senior Default” means any Default or Event of Default, each as defined in the Senior Credit Agreement.

“Senior Obligations” means collectively, all Obligations (as defined in the Senior Credit Agreement) and all other obligations, liabilities and indebtedness of every nature of each Obligor from time to time owed to Senior Creditor under the Senior Credit Documents, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest accruing thereon (including, without limitation, interest accruing after the commencement of an Insolvency Proceeding, without regard to whether or not such interest is an allowed claim) and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of an Insolvency Proceeding together with any interest, fees, costs and expenses accruing thereon after the commencement of an Insolvency Proceeding, without regard to whether or not such interest, fees, costs and expenses are an allowed claim.  Senior Obligations shall be considered to be outstanding whenever any loan or commitment under the Senior Credit Documents is outstanding; provided that, except with the consent of Subordinated Creditor, the outstanding principal amount of the Senior Obligations shall in no event exceed the Maximum Aggregate Amount of Senior Obligations.

“Subordinated Credit Documents” means any note, this Agreement, any guaranty, any security agreements, any credit agreements and any other documents delivered to the Subordinated Creditor by the any Obligor evidencing, guarantying or securing the Subordinated Obligations, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

“Subordinated Creditor” means Loeb Holding Corporation, in its capacity as a holder of the Subordinated Obligations.

“Subordinated Obligations” means the subordinated promissory noted dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder) in the principal amount of $2,000,000.00 issued by the Borrower to the Subordinated Creditor (including, without limitation, interest, fees, costs or other payments on the Subordinated Obligations paid or accrued after the commencement of an Insolvency Proceeding and whether or not such claims are deemed allowed or recoverable in any Insolvency Proceeding, and payment of or for adequate protection pursuant to any Insolvency Proceeding), together with all costs of collection or enforcement, including, without limitation, reasonable attorneys’ fees incurred in any collection efforts or in any action or proceeding.

Section 1.2          Other Definitions.  Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Senior Credit Agreement.

Section 1.3          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and general intangibles and (f) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Securities and Exchange Commission from time to time.

ARTICLE II:  SUBORDINATION

Section 2.1          Subordination.  Each Obligor covenants and agrees, and Subordinated Creditor by its acceptance of the Subordinated Credit Documents (whether upon original issue or upon transfer or assignment) likewise covenants and agrees, notwithstanding anything to the contrary contained in any of the Subordinated Credit Documents, that the payment of any and all of the Subordinated Obligations shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior Payment in Full of the Senior Obligations (including, without limitation, interest, fees, costs or other payments on the Senior Obligations paid or accrued after the commencement of an Insolvency Proceeding and whether or not such claims are deemed allowed or recoverable in any Insolvency Proceeding, and payment of or for adequate protection pursuant to any Insolvency Proceeding).

Section 2.2          Prohibited Payments.  Notwithstanding the terms of the Subordinated Credit Documents, each Obligor hereby agrees that it may not make (or permit any of its subsidiaries to make), and Subordinated Creditor hereby agrees that it will not accept, any Distribution with respect to the Subordinated Obligations (other than Permitted Subordinated Debt Payments) until the Senior Obligations are Paid in Full.

Section 2.3          Turnover.

(a)          Except for Permitted Subordinated Debt Payments, Subordinated Creditor agrees not to accept any Distribution in respect of the Subordinated Obligations (from any Obligor or otherwise) nor take Enforcement Action or any other action designed to secure indirectly from any Obligor any payment on account of the Subordinated Obligations without the express, prior written consent of the Senior Creditor, and Subordinated Creditor agrees to pay over to Senior Creditor any payments (other than Permitted Subordinated Debt Payments permitted to be made hereunder) that may be received by it from any Obligor or any other Person (or otherwise with respect to the Subordinated Obligations) at any time until the Senior Obligations have been Paid in Full.  In case any Distribution or other payment (other than Permitted Subordinated Debt Payments) shall be paid or delivered to Subordinated Creditor under the circumstances described in the preceding sentence before the Senior Obligations shall have been Paid in Full, such Distributions and payments shall not be commingled with any of the assets of Subordinated Creditor, shall be held in trust by Subordinated Creditor for Senior Creditor and shall be immediately paid and delivered to Senior Creditor or its nominee (in the form received and endorsed over to Senior Creditor or its nominee).

(b)          Subordinated Creditor further agrees not to sell, assign, transfer or endorse any Subordinated Obligations to anyone (i) without giving prior written notice of such action to Senior Creditor and (ii) unless such assignee or transferee agrees in writing (in form and substance reasonably acceptable to the Senior Creditor) to be bound by, and be a party to, this Agreement.  Notwithstanding the failure of Subordinated Creditor to comply with this Section 2.3(b) and the failure of any assignee or transferee to execute or deliver the joinder described above, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinated Obligations, and the terms of this Agreement shall be binding upon the successors and assigns of Subordinated Creditor.

Section 2.4          No Modification.  Subordinated Creditor and the Borrower shall not amend, modify, restate, supplement, alter or change in any respect the terms of any Subordinated Credit Document or any other arrangement related to the Subordinated Obligations without the prior written consent of the Senior Creditor; provided that Subordinated Creditor may, without the prior written consent of Senior Creditor, extend the scheduled maturity date of the Subordinated Obligations (as set forth in the Subordinated Credit Documents in effect on the date hereof).

Section 2.5          Liquidation, Dissolution, Bankruptcy.  In the event of any Insolvency Proceeding involving any Obligor:

(a)          All Senior Obligations shall first be Paid in Full before any Distribution, whether in cash, securities or other property, shall be made to Subordinated Creditor on account of the Subordinated Obligations.

(b)          Any Distribution, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Subordinated Obligations shall be paid or delivered directly to Senior Creditor (to be held and/or applied by Senior Creditor in accordance with the terms of the Senior Credit Documents) until all Senior Obligations are Paid in Full.  Subordinated Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, interim receiver, trustee, liquidator, custodian, conservator, monitor or other Person having authority, to pay or otherwise deliver all such Distributions to Senior Creditor for application to the Senior Obligations until Payment in Full of the Senior Obligations.  Subordinated Creditor also irrevocably authorizes and empowers Senior Creditor, in the name of Subordinated Creditor, to demand, sue for, collect and receive any and all such Distributions.  Subordinated Creditor will duly and promptly take such action, at the expense of the Obligors, as Senior Creditor may reasonably request (x) to collect the Subordinated Obligation for the account of Senior Creditor and to file appropriate claims or proofs of claim with respect thereto, (y) to execute and deliver to Senior Creditor such powers of attorney, assignments or other instruments as Senior Creditor may request in order to enable it to enforce any and all claims with respect to the Subordinated Obligation, and (z) to collect and receive for the account of Senior Creditor any and all payments and other Distributions which may be payable or deliverable upon or with respect to the Subordinated Obligation, until the Payment in Full of the Senior Obligation.

(c)          Subordinated Creditor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Obligations requested by Senior Creditor in connection with any such Insolvency Proceeding and hereby irrevocably authorizes, empowers and appoints Senior Creditor as its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of Subordinated Creditor promptly to do so prior to 30 days before the expiration of the time to file any such proof of claim and (ii) vote such claim in any such Insolvency Proceeding upon the failure of Subordinated Creditor to do so prior to 15 days before the expiration of the time to vote any such claim; provided, Senior Creditor shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim.  In the event that Senior Creditor votes any claim in accordance with the authority granted hereby, Subordinated Creditor shall not be entitled to change or withdraw any such vote.  Notwithstanding the foregoing, nothing in this Agreement shall restrict or impair the right of Subordinated Creditor to vote its claim in respect of the Subordinated Obligations in any Insolvency Proceeding; provided that, without the prior written consent of Senior Creditor, Subordinated Creditor may not vote in favor of a plan of reorganization in an Insolvency Proceeding that contravenes the priority or subordination provisions of this Agreement.

(d)          Subordinated Creditor agrees that it will consent to, and not object to or oppose any use of cash collateral consented to by Senior Creditor or any financing provided by Senior Creditor to any Obligor or any of its subsidiaries during an Insolvency Proceeding (or any financing provided by any other Person consented to by Senior Creditor) (collectively, “DIP Financing”) on such terms and conditions as Senior Creditor, in its sole discretion, may decide.  In connection therewith, any Obligor may grant to Senior Creditor Liens and security interests upon all of the property of such Obligor, which Liens and security interests (i) shall secure payment of all Senior Obligations (whether such Senior Obligations arose prior to the commencement of any Insolvency Proceeding or at any time thereafter) and DIP Financing provided by Senior Creditor or consented to by Senior Creditor during the Insolvency Proceeding and (ii) shall be superior in priority to the liens and security interests, if any, in favor of Subordinated Creditor on the property of such Obligor.  Subordinated Creditor waives any claim it may now or hereafter have arising out of Senior Creditor’s election, in any Insolvency Proceeding, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code by any Obligor, as debtor-in-possession.  Subordinated Creditor further agrees that it shall not, without Senior Creditor’s prior written consent, (i) commence or continue any Insolvency Proceeding or (ii) propose any plan of reorganization, compromise, arrangement or proposal or file any motion, pleading or material in support of any motion or plan of reorganization, compromise, arrangement or proposal that (x) is in conflict with the terms of this Agreement or (y) is opposed by Senior Creditor, unless such plan of reorganization, compromise, arrangement or proposal provides for Payment in Full of the Senior Obligations concurrently with the effective time of such plan, compromise, arrangement or proposal.

(e)          This Agreement shall constitute a “subordination agreement” for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding in accordance with its terms.  The Senior Obligations shall continue to be treated as Senior Obligations and the provisions of this Agreement shall continue to govern the relative rights and priorities of Senior Creditor and Subordinated Creditor even if all or part of the Senior Obligations or the Liens securing the Senior Obligations are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Insolvency Proceeding, and this Agreement shall be reinstated if at any time any payment of any of the Senior Obligations is rescinded or must otherwise be returned by any holder of Senior Obligations or any representative of such holder (a “Senior Recovery”) and all rights, interests, priorities and privileges recognized in this Agreement shall apply with respect to any such Senior Recovery.  If this Agreement shall have been terminated prior to such Senior Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement.  All references in this Agreement to any Obligor shall include such Obligor as a debtor-in-possession and any receiver or trustee for such Obligor in any Insolvency Proceeding.

(f)          Without limiting the foregoing provisions of this Section 2.5 and subject to the other express provisions of this Agreement, in any Insolvency Proceeding involving the Obligors, Subordinated Creditor may exercise rights and remedies generally available to holders of unsecured claims against Obligors.

ARTICLE III:  LIENS AND COLLATERAL

Section 3.1          No Liens.  No Obligor shall grant to or maintain in favor of Subordinated Creditor, and Subordinated Creditor shall not acquire or hold, any Lien on any asset or properties of any Obligor or any other Person or any guarantees for any of the Subordinated Obligations, other than any guarantee that is subordinated to the Senior Obligations on the same terms set forth herein.

Section 3.2          Disposition and Use of Collateral.  Subject to the provisions of this Agreement, Senior Creditor shall have the exclusive right to control all matters regarding any collateral securing the Senior Obligations and any Lien thereon including the disposition, sale and use of such collateral, and the subordination and release of any such Lien, whether in an Insolvency Proceeding or otherwise.

ARTICLE IV:  REMEDIES

Section 4.1          Subordinated Creditor’s Restricted Remedies.  Until the Senior Obligations have been Paid in Full, without the express written consent of Senior Creditor, Subordinated Creditor shall not, except for any automatic acceleration under the Subordinated Credit Documents, (a) take, join or participate in any action or exercise any remedy against any Obligor to enforce the Subordinated Obligations; or (b) take, join or participate in any action, suit or proceeding or exercise any remedy against any guarantor of or pledgor securing the Senior Obligations in order to (i) enforce payment of or collect any of the Subordinated Obligations or (ii) commence judicial or private enforcement of any of the rights and remedies under the Subordinated Credit Documents or applicable law with respect to the Subordinated Obligations; or (c) commence, or join with any other creditor of any Obligor or any guarantor of or pledgor securing the Senior Obligations in commencing, any bankruptcy, reorganization or other Insolvency Proceeding against any Obligor or any guarantor of or pledgor securing the Senior Obligations; or (d) take any action or exercise any remedy against any property or assets of any Obligor or any guarantor of or pledgor securing the Senior Obligations; or (e) contest any Lien on any collateral securing the Senior Obligations; or (f) object in its capacity as holder of the Subordinated Obligations to any proposal by the Senior Creditor to accept any collateral securing the Senior Obligations in full or partial satisfaction of the Senior Obligations; or (g)  contest in its capacity as holder of the Subordinated Obligations any request by the Senior Creditor for adequate protection or any objection by the Senior Creditor claiming lack of adequate protection; or (h) accelerate the Subordinated Obligations, other than if an Insolvency Proceeding has commenced or if the Senior Obligations have also been accelerated; or (i) exercise any  put option or to cause any Obligor (or other guarantor or obligor in respect of the Subordinated Obligations) to honor any redemption or mandatory prepayment obligation under any Subordinated Credit Document (any of the foregoing being referred to as an “Enforcement Action”).  Nothing contained in this Agreement shall be deemed to prevent Subordinated Creditor from filing a proof of claim with respect to the Subordinated Indebtedness or filing any necessary or appropriate pleadings in response to any motion or request seeking disallowance of, or disputing or asserting an objection to, the claim of the Subordinated Creditor with respect to the Subordinated Obligations. Subordinated Creditor understands and agrees that Senior Creditor shall have the right, but shall have no obligation, to cure any default under the Subordinated Obligations without the prior written consent of Subordinated Creditor.  Notwithstanding anything contained in this Agreement to the contrary, except for Permitted Subordinated Debt Payments permitted hereunder, in no event shall Subordinated Creditor be entitled to receive and retain any Distribution in respect of the Subordinated Obligations or other securities, equity or otherwise, or other consideration provided for in (i) a plan of reorganization or otherwise in connection with any bankruptcy or other Insolvency Proceeding or (ii) any other judicial or nonjudicial proceeding for the liquidation, dissolution or winding up of any Obligor or the assets or properties of any Obligor, in any case unless the Senior Obligations are Paid in Full.

Section 4.2          Appointment of Attorney-in-Fact.  In order to enable Senior Creditor to enforce its rights under this Agreement, Senior Creditor is hereby irrevocably authorized and empowered (in its own name or in the name of Subordinated Creditor or otherwise), but shall have no obligation, to enforce claims comprising any of the Subordinated Obligations by proof of debt, proof of claim, suit or otherwise and take generally any action which Subordinated Creditor might otherwise be entitled to take, as Senior Creditor may deem necessary or advisable for the enforcement of its rights or interests hereunder.

Section 4.3          Further Assurances.  To the extent necessary for Senior Creditor to realize the benefits of the subordination of the Subordinated Obligations provided for herein (including, without limitation, the right to receive any and all payments and distributions, other than Permitted Subordinated Debt Payments permitted hereunder, that might otherwise be payable or deliverable with respect to the Subordinated Obligations in any Insolvency Proceeding or otherwise), Subordinated Creditor shall execute and deliver to Senior Creditor such instruments or documents (together with such assignments or endorsements as Senior Creditor shall deem necessary), as may be requested by Senior Creditor.

ARTICLE V:  MISCELLANEOUS

Section 5.1          Indemnity for Breach.  Subordinated Creditor hereby indemnifies Senior Creditor for any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees and disbursements of counsel arising out of, in connection with, or as a result of, any breach by Subordinated Creditor of this Agreement.

Section 5.2          No Fiduciary Duty.  Senior Creditor shall have no duties or responsibilities and shall not, by reason of this Agreement be a trustee for Subordinated Creditor or have any other fiduciary obligations to Subordinated Creditor.  Neither Senior Creditor nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

Section 5.3          Subrogation.  Subject to the last sentence of this Section 5.3, Subordinated Creditor shall not be subrogated to, or be entitled to any assignment of any Senior Obligations or Subordinated Obligations or of any collateral for or guarantees of evidence of any thereof.  Subordinated Creditor hereby waives any and all rights to have collateral or any party thereof granted to or held by Senior Creditor marshalled upon any foreclosure or other disposition of such collateral by Senior Creditor or any Obligor with the consent of Senior Creditor.  Upon the Payment in Full of all Senior Obligations, Subordinated Creditor shall be automatically subrogated to the remaining rights, if any, of Senior Creditor against any Obligor to the extent of payments received and retained by Senior Creditor which, but for this Agreement, would have been received and retained by Subordinated Creditor; provided, that, Subordinated Creditor would be legally entitled to such subrogation but for the provisions of this Agreement.  Without limiting the foregoing, Subordinated Creditor will not exercise (i) any right of subrogation that Subordinated Creditor may now or hereafter have or obtain in respect of the rights of Senior Creditor against any Obligor or any other guarantor or obligor in respect of any of the Senior Obligations or any of the collateral therefor or (ii) any right to participate in any claim or remedy of Senior Creditor against any Obligor or any other guarantor or obligor in respect of any of the Senior Obligations or any collateral therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, in each case until all of the Senior Obligations have been Paid in Full.  If Senior Creditor is required to disgorge any proceeds of collateral for the Senior Obligations, payment or other amount received by such Person (whether because such proceeds, payment or other amount is invalidated, declared to be fraudulent or preferential or otherwise) or turn over or otherwise pay any amount (a “Recovery”) to the estate or to any creditor or representative of an Obligor or any other Person, then the Senior Obligations shall be reinstated (to the extent of such Recovery) as if such Senior Obligations had never been paid and to the extent Subordinated Creditor has received proceeds, payments or other amounts to which Subordinated Creditor would not have been entitled under this Agreement had such reinstatement occurred prior to receipt of such proceeds, payments or other amounts, Subordinated Creditor shall turn over such proceeds, payments or other amounts to Senior Creditor for reapplication to the Senior Obligations.  A Distribution made pursuant to this Agreement to Senior Creditor which otherwise would have been made to Subordinated Creditor is not, as between the Obligors and Subordinated Creditor, a payment by the Obligors to or on account of the Senior Obligations.

Section 5.4          Waiver.  The Subordinated Creditor unconditionally and irrevocably waives, to the fullest extent permitted by applicable law:  (a) notice of any of the matters referred to in this Agreement; (b) all notices which may be required by statute, rule of law or otherwise to preserve any rights against the Subordinated Creditor hereunder, including, without limitation, notice of the acceptance of this Agreement, or the creation, renewal, extension, modification or accrual of the Senior Obligations or notice of any other matters relating thereto, any presentment, demand, notice of dishonor, protest, nonpayment of any damages or other amounts payable under any Senior Credit Document or notice of the sale or foreclosure of any collateral; (c) any requirement for the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of any Senior Credit Document, including, without limitation, diligence in collection or protection of or realization upon the Senior Obligations or any part thereof or any collateral therefor; (d) any requirement of diligence; (e) any requirement to mitigate the damages resulting from a default by any Obligor under any Senior Credit Document or any Subordinated Credit Document; (f) the occurrence of every other condition precedent to which the Subordinated Creditor or any Obligor may otherwise be entitled; (g) the right to require the Senior Creditor to proceed against any Obligor or any other person liable on the Senior Obligations, to proceed against or exhaust any security held by any Obligor or any other person, or to pursue any other remedy in the Senior Creditor’s power whatsoever; (h) the right to have the property of any Obligor first applied to the discharge of the Senior Obligations; and (i) until such time that all Senior Obligations have been indefeasibly Paid in Full, any and all rights it may now or hereafter have under any agreement or at law or in equity (including, without limitation, any law subrogating any Obligor to the rights of the Senior Creditor) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Obligor or any other party liable for payment of any or all of the Senior Obligations for any payment made by any Obligor under or in connection with the Senior Credit Documents or otherwise.  All of the Senior Obligations shall be deemed to have been made or incurred in reliance upon this Agreement.

Section 5.5          Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by U.S. mail or sent by telecopy (with confirmed receipt or followed by overnight delivery) to the addresses (or telecopy numbers) set forth on the signature pages hereof.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt or, if mailed, the third business day following the date so mailed, if earlier.

Section 5.6          No Impairment.  No right of Senior Creditor to enforce the subordination of the Subordinated Obligations may be impaired by any act or failure to act by any Obligor or Senior Creditor or by the failure of any Obligor, Senior Creditor or Subordinated Creditor to comply with this Agreement.

Section 5.7          Amendment and Waiver.  No alteration, modification, amendment or waiver of any terms and conditions of this Agreement shall be effective or enforceable against the Senior Creditor unless set forth in a writing signed by the Senior Creditor.

Section 5.8          Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement and any claim, controversy or dispute related to or in connection with this Agreement, any Credit Document or any of the transactions contemplated hereby or thereby, the relationship of the parties hereto and the interpretation and enforcement of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

(b)          EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND CONSENTS TO THE PLACING OF VENUE IN NEW YORK COUNTY OR OTHER COUNTY PERMITTED BY LAW.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT ANY SENIOR CREDIT DOCUMENT, SUBORDINATED CREDIT DOCUMENT OR INSTRUMENT REFERRED TO HEREIN MAY NOT BE LITIGATED IN OR BY SUCH COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT.  EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(c)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.5.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 5.9          Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other means of electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 5.10          Obligations Hereunder Not Affected.  All rights and interest of Senior Creditor hereunder, and all agreements and obligations of Subordinated Creditor and the Obligors hereunder, shall remain in full force and effect irrespective of:

(a)          any lack of validity or enforceability of any document evidencing any of the Senior Obligations;

(b)          any change in the time, manner or place of payment of, or any other term of, all or any of the Senior Obligations, or any other amendment or waiver of or any release or consent to departure from any of the Senior Credit Documents;

(c)          any exchange, subordination, release or non-perfection of any collateral for all or any of the Senior Obligations;

(d)          any failure of Senior Creditor to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of this Agreement or any Senior Credit Document other than this Agreement;

(e)          any reduction, limitation, impairment or termination of the Senior Obligations for any reason (other than with the affirmative consent of the Senior Creditor and/or any of its transferees), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Obligors and Subordinated Creditor hereby waive any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuiness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Senior Obligations (other than any of the foregoing to which the Senior Creditor and/or its transferees have provided their affirmative consent); and

(f)          any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Obligors in respect of the Senior Obligations or Subordinated Obligations in respect of this Agreement.

Subordinated Creditor acknowledges and agrees that Senior Creditor may in accordance with the terms of the Senior Credit Documents, without notice or demand and without affecting or impairing Subordinated Creditor’s obligations hereunder, from time to time, (i) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Senior Obligations and the Senior Credit Documents or any part thereof, including, without limitation, to increase or decrease the rate of interest thereon or the principal amount thereof, provided that, without the consent of Subordinated Creditor, no change in the terms of the Senior Obligations or the Senior Credit Documents shall result in the aggregate principal amount exceeding the Maximum Aggregate Principal Amount of Senior Obligations; (ii) take or hold security for the payment of the Senior Obligations and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as Senior Creditor in its sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrowers or other obligors; and (v) exercise or refrain from exercising any rights against any Obligor or any other Person.  The Senior Obligations shall continue to be treated as Senior Obligations and the provisions of this Agreement shall continue to govern the relative rights and priorities of Senior Creditor and Subordinated Creditor even if all or part of the Senior Obligations or the security interests securing the Senior Obligations are subordinated, set aside, avoided, invalidated or disallowed.

Section 5.11        Representations and Warranties of Subordinated Creditor.  To induce Senior Creditor to execute and deliver this Agreement, Subordinated Creditor hereby represents and warrants to Senior Creditor that as of the date hereof: (a) it is duly formed and validly existing under the laws of the jurisdiction of its organization and has the legal capacity, power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (b) the execution of this Agreement by Subordinated Creditor will not violate or conflict with (i) the organizational documents of Subordinated Creditor, (ii) any agreement binding upon Subordinated Creditor or (iii) any applicable law, regulation or order or require any consent or approval which has not been obtained; (c) this Agreement is the legal, valid and binding obligation of Subordinated Creditor, enforceable against Subordinated Creditor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles; (d) Subordinated Creditor is the sole owner, beneficially and of record, of all of the Subordinated Credit Documents and the Subordinated Obligations; and (e) the Subordinated Obligations are unsecured.

Section 5.12        Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be binding upon, the respective heirs, legal representatives, successors and assigns of Senior Creditor, Subordinated Creditor and the Obligors.  To the extent permitted under the Senior Credit Documents, Senior Creditor may, from time to time, without notice to Subordinated Creditor, assign or transfer any or all of the Senior Obligations or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Obligations shall, subject to the terms hereof, be and remain Senior Obligations for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Obligations or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Obligations, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto.

Section 5.13        Relative Rights; No Right of Obligors to Enforce.  This Agreement shall define the relative rights of Senior Creditor and Subordinated Creditor.  Each Obligor understands that this Agreement is for the sole benefit of Senior Creditor and Subordinated Creditor and their respective successors and assigns, and that such Obligor is not an intended beneficiary or third party beneficiary thereof.  It is understood and agreed that no Obligor nor any of their affiliates shall have any right to enforce any term, provision or agreement of this Agreement against Senior Creditor and/or Subordinated Creditor.  Nothing in this Agreement shall (a) impair, as among the Obligors, Senior Creditor and as between the Obligors and Subordinated Creditor, the obligation of the Obligors with respect to the payment of the Senior Obligations and the Subordinated Obligations in accordance with their respective terms or (b) affect the relative rights of Senior Creditor or Subordinated Creditor with respect to any other creditors of the Obligors.  The terms of this Agreement shall govern even if all or any part of the Senior Obligations or the Liens in favor of Senior Creditor are avoided, disallowed, unperfected, set aside or otherwise invalidated in any judicial proceeding or otherwise.

Section 5.14        Continuation of Subordination; Termination of Agreement.  This Agreement shall remain in full force and effect until the Payment in Full of the Senior Obligations after which this Agreement shall terminate without further action on the part of the parties hereto; provided, that if any payment is, subsequent to such termination, recovered from any holder of Senior Obligations, this Agreement shall be reinstated.

Section 5.15        Specific Performance; Additional Remedies.  Senior Creditor may demand specific performance of this Agreement and Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by Senior Creditor.  If Subordinated Creditor violates any of the terms of this Agreement, in addition to any remedies in law, equity, or otherwise, Senior Creditor may restrain such violation in any court of law and may, in its own or in any Obligor’s name, interpose this Agreement as a defense in any action by Subordinated Creditor.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered by their respective duly authorized representatives as of the date first above written.

INTERSECTIONS INC.

By:	/s/ Michael Stanfield
Name: Michael Stanfield
Title: Chairman of the Board

Notice Address: 3901 Stonecroft Boulevard Chantilly, Virginia 20151 Attention: Telephone: Facsimile:

PEAK6 STRATEGIC CAPITAL LLC, as Senior Creditor

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Chief Legal Officer

Notice Address: 141 W. Jackson Blvd. Suite 500 Chicago, IL 60604 Telephone: 312-444-8000

LOEB HOLDING CORPORATION, as Subordinated Creditor

By:	/s/ Bruce Lev
Name: Bruce Lev
Title: Managing Director